Exhibit 10.7

DATED: 3RD DECEMBER 2025
1. AVIS BUDGET SERVICES LIMITED Avis Budget House Park Road Bracknell RG12 2EW the “Company” and JAGDEEP PAHWA the “Executive”
SERVICE AGREEMENT

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1    INTERPRETATION
1.1    In this Agreement the following words and expressions have the following meanings unless inconsistent with the context:

“Avis Budget Group”	means Avis Budget Group Inc., a Delaware corporation with offices currently located in Parsippany, New Jersey of which the Company is wholly owned indirect subsidiary;
“Basic Salary”	£41,700 per annum pursuant to clause 7.1;
“Commencement Date”	The effective date of the Employment is first December 2025;
“Companies Acts”	means the Companies Act 1985, the Companies Act 1989 and the Companies Act 2006;
“Confidential Information”
means, in relation to the Company or any Group Company:
(a) trade secrets;
(b) information relating to research activities, inventions, discoveries, secret processes, designs, know how, technical specifications and processes, formulae, intellectual property rights, computer software, product lines and any other technical information relating to the creation, production or supply of any past, present or future product or service;
(c) any inventions or improvements which the Executive may make or discover during the Employment;
(d) any information relating to the business or prospective business;
(e) details of suppliers, their services and their terms of business;
(f) details of customers and their requirements, the prices charged to them and their terms of business;
(g) pitching material, marketing plans and sales forecasts of any past, present or future products or services;
(h) information relating to the business, corporate plans, management systems, accounts, finances and other financial information, results and forecasts (save to the extent that these are included in published audited accounts);
(i) proposals relating to the acquisition or disposal of a company or business or any part thereof;
(j) proposals for expansion or contraction of activities, or any other proposals relating to the future;
(k) details of employees and officers and of the remuneration and other benefits paid to them;

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(l) information given in confidence by clients, customers suppliers or any other person;
(m) any other information which the Executive is notified is confidential; and
(n) any other information which the Company (or relevant Group Company) could reasonably be expected to regard as confidential, whether or not such information is reduced to a tangible form or marked in writing as “confidential”, including but not limited to, information which is commercially sensitive, which comes into the Executive’s possession by virtue of the Employment and which is not in the public domain and all information which has been or may be derived or obtained from any such information.

“Employee Handbook”
means the Company’s policies and procedures which are in force from time to time. The terms and conditions set out in this Agreement shall prevail in the event of any conflict between the provisions of the Employee Handbook and this Agreement;

“Employment”	means the Executive’s employment as Executive Chairman under this Agreement;
“ERA”	means the Employment Rights Act 1996;
“Group Company”
means any firm, company, corporation or other organisation which is a holding company from time to time of the Company or any subsidiary from time to time of the Company or any such holding company (for which purpose the expressions ‘holding company’ and ‘subsidiary’ shall have the meanings given to them by Section 1159 Companies Act 2006);

“Intellectual Property Rights”
means patents, rights to inventions, copyright and related rights, trademarks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

“Invention”	means any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium;

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“Notice Period”	six months;
“Pre-Contractual Statement”
means any undertaking, promise, assurance, statement, representation or warranty (whether in writing or not) of any person relating to the Employment which is not expressly set out in this Agreement or any documents referred to in it;

“Schemes”	has the meaning set out in clause 9.1; and
“Termination Date”	the date of termination of the Employment (howsoever caused).
1.2    Any reference to a statutory provision shall include that provision as from time to time modified or re-enacted provided that in the case of modifications or enactments made after the date of this Agreement the same shall not have effected a substantive change to that provision.
2    APPOINTMENT
The Employment is subject to the terms and conditions in this Agreement and the Company hereby agrees to employ the Executive and the Executive hereby agrees to such Employment on these terms and conditions.
3    COMMENCEMENT
The Employment shall commence on the Commencement Date.
4    SCOPE OF THE EMPLOYMENT
4.1    The Executive shall:
4.1.1    comply with the Company’s Delegation of Financial Authorities policy and the other policies and procedures of the Company from time to time in force;
4.1.2    exercise the Executive’s duties in compliance with all applicable law, including without limitation, health and safety, competition/anti-trust, anti-corruption/anti-bribery and Avis Budget Group’s Code of Conduct and use all reasonable endeavours to assist the Company in preventing breaches of such laws and policies;
4.1.3    at all times act in the best interests of the Company and use the Executive’s best endeavours to promote and protect the interests of the Company, any of its Group Companies and their employees; and
4.2    The Executive shall not, without the prior consent of the Company:
4.2.1    on behalf of the Company, enter into any commitment, contract or arrangement otherwise than in the normal course of business and in accordance with Avis Budget Group’s policies or outside the scope of the Executive’s normal duties, or of an unusual, onerous or long term nature;
4.2.2    on behalf of the Company, incur any capital expenditure in excess of such sum as may be authorised from time to time in accordance with the Avis Budget Group’s Delegation of Financial Authorities.
5    DURATION
5.1    For the purpose of the ERA the Executive’s period of continuous employment shall begin on the first day of March 2025. The Employment is not continuous with any previous employment with any other employer.

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5.2    Subject to clause 18, the Employment shall continue until terminated by either party giving to the other notice, in writing, which notice shall at a minimum equal the Notice Period. No probationary period shall apply to this Agreement.
5.3    The Company reserves the right to terminate the Employment at any time (including where the Executive has given notice to the Company) by giving notice orally or in writing that it is doing so and confirming that it has or will pay the Executive in lieu of the Executive’s period of notice or any remaining period of notice (whether given by the Company or by the Executive). For the avoidance of doubt, any payment in lieu shall be in respect of Basic Salary (as defined at clause 7.1 of this Agreement) only and other entitlements, if any, would be based on the terms of the Company’s Executive Severance Pay Plan.
6    HOURS AND PLACE OF WORK
6.1    The Executive shall be required to work such hours as are necessary for the proper performance of the duties.
6.2    The Executive agrees that the Employment is such that the Executive may choose or determine the duration of working time and that the working time limits set out in Part II of the Working Time Regulations 1998 do not apply to the Employment.
6.3    The Executive’s principal place of work will be in the Company’s offices at Avis Budget House in Bracknell, Berkshire, or any such reasonable place in England as the Company shall from time to time direct. The Executive will be given reasonable notice of any change in the place of work.
6.4    The Executive may be required to travel throughout the United Kingdom and overseas in the performance of the duties throughout each calendar year. During any such period overseas the Executive will be paid the normal salary and benefits in sterling in the normal way unless otherwise agreed.
7    REMUNERATION
7.1    The Company shall pay to the Executive the Basic Salary per annum, payable by equal monthly instalments in arrears, normally on the 28th of each calendar month (or such earlier date if the 28th falls on a weekend or bank holiday) by credit transfer to a bank account nominated by the Executive and less deductions for tax and National Insurance or other deductions made pursuant to the Employee Handbook.
7.2    The salary specified in clause 7.1 shall be inclusive of any fees to which the Executive may be entitled as a director of the Company or any Group Company.
7.3    The Executive may also be entitled to participate in a Long Term Incentive Plan (“LTIP”). Equity awards under the Company’s Long-Term Incentive Plan are determined by the Company's Compensation Committee in its sole and exclusive discretion. The equity awards described in this paragraph, and in paragraph 7.7, will be subject to the terms and conditions of the Avis Budget Group, Inc. Amended and Restated Equity and Incentive Plan and the applicable award agreements, which include restricted covenants (including non-compete, non-solicit and confidentiality provisions). To the extent the Executive is awarded any shares or cash under the LTIP and accepts such award, the restrictive covenant set out in such award documentation shall supersede any restrictive covenants set out in this Agreement. The first eligibility for an annual LTIP award after the date hereof is anticipated to occur in the first quarter 2026.
7.4    On termination of the Employment (howsoever arising and whether lawful or not) the Executive will have no rights as a result of this Agreement or any alleged breach of this Agreement to any compensation under or in respect of any share option or long term incentive scheme of the Company or any Group Company in which the Executive may participate or have received grants or allocations at or before the date the Employment terminates. Any rights which the Executive may have under

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such scheme(s) shall be exclusively governed by the rules of such scheme(s) as in force from time to time.
8    PENSION
8.1    The Executive is eligible to join the Defined Contribution Section of the Avis UK Pension Plan (the “Plan”) subject to the terms of its governing documentation (including the Trust Deed and Rules) from time to time in force. A summary of the Plan benefits are set out in the Company’s New Joiner’s guide. The Executive may elect to join at a minimum contribution level of 5% of the Executive’s Pensionable Salary, with the Company contribution amount equal to 5% of the Executive’s Pensionable Salary. Pensionable salary is Basic Salary subject to an earnings cap, which restricts the amount of remuneration on which the benefits and contributions of an occupational pension scheme member may be based. The earnings cap for the 2025/26 tax year is £230,400 and is reviewed annually. The Plan is also subject to further limitations imposed by H.M. Revenue & Customs.
8.2    Provided the Executive satisfies the relevant statutory requirements and subject to its rules from time to time in force, the Executive will be automatically enrolled into the Plan. Full details of the pension scheme (including contribution levels) are available in the Pension Member Guide, a copy of which is enclosed.
8.3    The Company reserves the right to discontinue, vary or amend any pension arrangements provided for the Executive at any time (where this is permitted by law). Such variation or extension may extend to increasing employee contributions or reducing employer contributions or both, subject to legal requirements. The Company will not be liable to provide any replacement benefit of the same or similar kind, or compensation in lieu of such benefit (except as may be required by law).
9    OTHER BENEFITS
9.1    The Executive shall be eligible to participate in the private medical insurance scheme and income protection scheme which the Company may maintain for the benefit of its employees (the “Schemes”) subject to the rules of the Schemes and the terms of any related policies of insurances from time to time in force. Further details of the Schemes and the benefits currently available can be obtained from the HR department.
9.2    The Company reserves the right, at its absolute discretion, to change the Schemes’ providers, to amend the terms of the Schemes (including but not limited to the level of benefits), to terminate the Schemes without replacement, to substitute another scheme for any of the Schemes and to remove the Executive from membership of the Schemes.
9.3    Notwithstanding that the Executive or the Executive’s family is receiving benefits under the Schemes and that such termination may result in those benefits being discontinued, the Company reserves the right to terminate the Executive’s employment, where it has good cause to do so.
10    EXPENSES
The Company shall reimburse the Executive in respect of all expenses reasonably incurred by the Executive in the proper performance of the duties, subject to compliance with any prevailing travel and expense policy and the Executive providing such receipts or other evidence that the Company may require.
11    HOLIDAY
11.1    The Executive shall be entitled to receive the Executive’s normal remuneration for all bank and public holidays normally observed in England and a further 25 working days' holiday in each holiday year, being the period from 1 January to 31 December. The Executive may only take holiday at such times as are agreed with the Company.

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11.2    In the years in which the Employment commences or terminates, the Executive’s entitlement to holiday shall accrue on a pro-rata basis.
11.3    If, on the termination of the Employment, the Executive has exceeded the accrued holiday entitlement, the excess may be deducted from any sums due to the Executive. If the Executive has any unused holiday entitlement, the Company may either require the Executive to take such unused holiday during any notice period or accept payment in lieu in respect of any unused holiday entitlement. Any payment in lieu shall only be made in respect of holiday accrued in accordance with 11.2 above during the Executive’s final holiday year. Any payment in lieu or deduction will be calculated on the basis that each day of paid holiday is equivalent to 1/365th of the Executive's Basic Salary or any greater amount required by applicable law.
11.4    Any unused holiday entitlement for one holiday year may not be taken in subsequent holiday years unless otherwise agreed by the Company. Further details in relation to holiday are set out in the Employee Handbook.
12    INCAPACITY
12.1    The Executive agrees to comply with the Company’s rules from time to time in force regarding sickness notification, details of which are set out in the Employee Handbook.
12.2    Subject to:
12.2.1    the Executive’s compliance with the Company’s rules as referred to above;
12.2.2    the Company’s right to terminate the Employment for incapacity or any other reason;
if the Executive is at any time absent on medical grounds, the Company shall pay to the Executive company sick pay to the amount of the Executive’s normal Basic Salary for the periods as set out in Employee Handbook.
12.3    Payment of company sick pay to the Executive pursuant to clause 12.2 shall be inclusive of any Statutory Sick Pay and any Social Security Sickness Benefit or other benefits to which the Executive may be entitled, whether or not claimed.
12.4    Any actual or prospective entitlement to company sick pay or private medical insurance or income protection benefits or any other benefit whatsoever shall not limit or prevent the Company from exercising its right to terminate the Employment in accordance with clauses 5.3 or 18 or otherwise and the Company shall not be liable for any loss arising from such termination.
13    DEDUCTIONS
For the purposes of the ERA, the Executive hereby authorises the Company to deduct from the Executive’s remuneration any sums due from the Executive to the Company including, without limitation, any overpayments of salary, overpayments of holiday pay whether in respect of holiday taken in excess of that accrued during the holiday year or otherwise, loans or advances made to the Executive by the Company, any fines incurred by the Executive and paid by the Company, the reasonable cost of repairing any damage or loss to the Company’s property caused by any negligence of the Executive and any losses suffered by the Company as a result of any negligence or breach of duty by the Executive.
14    CONFIDENTIALITY
14.1    The Executive shall neither during the Employment (except in the proper performance of the duties) nor at any time (without limit) after the termination of the Employment:
14.1.1    divulge or communicate to any person, company, business entity or other organisation any Confidential Information;

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14.1.2    use Confidential Information for his own purposes for any purposes other than those of the Company or any Group Company; or
14.1.3    through any failure to exercise due care and diligence, permit or cause any unauthorised disclosure of any Confidential Information
, provided that these restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through an unauthorised disclosure by the Executive or any other person.
14.2    The Executive acknowledges that all notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, databases, codes, designs and drawings and any other documents and material whatsoever (whether made or created by the Executive or otherwise) relating to the business of the Company and any Group Company (and any copies of the same) or which is created or stored on the Company’s equipment and systems:
14.2.1    shall be and remain the property of the Company or the relevant Group Company; and
14.2.2    shall be handed over by the Executive to the Company or the relevant Group Company on demand and in any event on the termination of the Employment and the Executive shall certify that all such property has been so handed over and that no copies or extracts have been retained.
14.3    For the avoidance of doubt, social media accounts, any on-line content and contacts operated or created by the Executive during the Employment for work related (including networking) purposes shall be regarded as the property of the Company and the Executive agrees not to use such social media after the termination of the Employment.
14.4    This clause 14 shall only bind the Executive to the extent allowed by law and nothing in this Agreement shall prevent either party from making disclosures:
14.4.1    pursuant to the order of a court of competent jurisdiction;
14.4.2    pursuant to, and in accordance with, the Public Interest Disclosure Act 1998;
14.4.3    in circumstances where the Company or Executive are required by law to do so;
14.4.4    in order to report misconduct or a serious breach of regulatory requirements to an appropriate regulator;
14.4.5    to a law enforcement agency;
14.4.6    to the extent necessary in connection with a criminal investigation or prosecution;
14.4.7    to HM Revenue & Customs; or
14.4.8    (where, and to the extent, necessary or appropriate and provided such person(s) agree to keep the information confidential) to the Executive's or the Company's legal or professional advisers.
15    DATA PROTECTION
15.1    The Executive acknowledges that the Company will from time to time process data that relates to him for the purposes of the administration and management of its employees and its business, for compliance with applicable procedures, laws and regulations, and for other legitimate purposes.
15.2    The Executive will at all times comply with the Company's data protection policy when processing other people's personal data.
16    INVENTIONS AND INTELLECTUAL PROPERTY RIGHTS

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16.1    The Company is entitled on request to full details in writing of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by him/her at any time during the course of the Appointment which relate to, or are reasonably capable of being used in, the business of the Company or any Group Company. The Executive acknowledges that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company absolutely. To the extent that they do not vest automatically, the Executive holds them on trust for the Company. The Executive agrees promptly to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this clause 16.
16.2    The Executive hereby irrevocably waives all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which the Executive has or will have in any existing or future works referred to in clause 16.
17    STATEMENTS
17.1    The Executive shall not make, publish (in any format) or otherwise communicate any derogatory statements, whether in writing or otherwise, at any time either during the Employment or at any time after its termination in relation to the Company, any Group Company or any of its or their officers or other personnel.
18    TERMINATION OF EMPLOYMENT
18.1    Notwithstanding clause 5, the Company may terminate the Employment immediately without notice if the Executive shall have:
18.1.1    committed an act of gross misconduct or committed any serious breach or repeated or continued breach of the Executive’s obligations under this Agreement; or
18.1.2    failed to perform the duties to a satisfactory standard, after having received a written warning from the Company relating to the same; or
18.1.3    has acted, in the reasonable opinion of the Company, negligently or incompetently in the performance of the duties; or
18.1.4    been fraudulent or dishonest, or acted in a manner tending to bring the Executive, the Company or any Group Company into disrepute or is materially adverse to the interests of the Company or any Group Company; or
18.1.5    been convicted of an offence under any statutory enactment or regulation (other than a motoring offence for which no custodial sentence is given); or
18.1.6    been disqualified from holding any office which he holds in any Group Company or resigned from such office without the prior written approval of the board of directors of the Company; or
18.1.7    facilitated tax evasion; or
18.1.8    failed to comply with:
a)    any applicable anti-bribery/anti-corruption legislation (including the UK Bribery Act 2010 and the US Foreign Corrupt Practices Act) or related Company policy; or
b)    any applicable anti-trust/competition legislation or related Company policy;
c)    or any other similar Company policies, legislation, regulations or rules in any relevant jurisdiction related to, anti-trust/competition, anti-corruption/anti-bribery, giving payments, gifts or entertainment to obtain a business advantage unlawfully, or adopted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Transactions; or

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18.1.9    during the Employment, committed any breach of clauses 14, 16 and/or 17.
18.2    Any delay by the Company in exercising such right of termination shall not constitute a waiver thereof, and the rights of the Company described in this clause are without prejudice to any other rights it may have at common law.
19    DIRECTORSHIP AND RETURN OF MATERIALS
19.1    On the termination of the Employment (however arising) or on either the Company or the Executive having served notice of such termination, the Executive shall:
19.1.1    at the request of the Company resign as a Director or Officer from all offices held in any Group Company (other than Avis Budget Group), provided however that such resignation shall be without prejudice to any claims which the Executive may have against the Company or any Group Company arising out of the termination of the Employment; and
19.1.2    immediately deliver to the Company all materials within the scope of clause 14.2 and all credit cards, keys and other property of or relating to the business of the Company or of any Group Company which may be in the Executive’s possession or under the Executive’s power or control.
19.2    The appointment of the Executive as a director of any Group Company is not a term of this Agreement and the Company reserves the right to remove the Executive from any such directorship (other than the directorship of Avis Budget Group) at any time and for any reason. Where the Company exercises this right, this shall not amount to a breach of this Agreement and shall not give rise to a claim for damages or compensation.
20    DISCIPLINARY AND GRIEVANCE PROCEDURES AND SUSPENSION
20.1    The Company's disciplinary and grievance procedures are set out in the Company Handbook.
20.2    If the Executive wishes to obtain redress of any grievance relating to the Employment or is dissatisfied with any reprimand, suspension or other disciplinary step taken by the Company, the Executive shall apply in writing to the HR department setting out the nature and details of any such grievance or dissatisfaction.
20.3    The Company reserves the right to suspend the Executive on full pay and benefits, for so long as it reasonably thinks fit, in order to (i) investigate any allegations made against the Executive (whether in the context of the internal disciplinary process or otherwise); and (2) satisfy itself as to the Executive's fitness for work.
21    NOTICES
21.1    Any notice or other document to be given under this Agreement shall be in writing and may be given personally to the Executive or to the Secretary of the Company (as the case may be) or may be sent by first class post to, in the case of the Company, its registered office for the time being and in the case of the Executive either to the address shown on the face of this Agreement or to the Executive’s last known place of residence, or by email to (in the case of the Company) the Secretary of the Company or (in the case of the Executive) to his personal or work email address.
21.2    Any such notice shall (unless contrary is proved) be deemed served when in the ordinary course of the means of transmission it would first be received by the addressee. In proving such service it shall be sufficient to prove, where appropriate, that the notice was addressed properly and posted or that the email was successfully sent.
22    ENTIRE AGREEMENT AND FORMER SERVICE AGREEMENT(S)
22.1    This Agreement constitutes the entire agreement and understanding between the parties and the Executive agrees that the Executive has not been induced to enter into the Employment by and has not relied upon any Pre-Contractual Statement.

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22.2    This Agreement shall be in substitution for any previous letters of appointment, agreements or arrangements, (whether written, oral or implied), relating to the employment of the Executive, which shall be deemed to have been terminated by mutual consent.
22.3    There are no collective agreements affecting the Executive’s employment.
23    GOVERNING LAW AND JURISDICTION
This Agreement shall be governed by and interpreted in accordance with English law and the parties irrevocably agree to the exclusive jurisdiction of the English Courts.
24    THIRD PARTY RIGHTS
The Executive and the Company do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Right of Third Parties) Act 1999 by any third party.
25    GENERAL
25.1    No training will be provided to the Executive under this Agreement.
25.2    In addition to other paid leave set out in this Agreement, the Executive may be eligible to take other types of paid leave, subject to any statutory eligibility requirements or conditions and the Company's rules, such leave includes statutory maternity, paternity, adoption, shared parental, parental and parental bereavement leave.
25.3    The expiration or termination of this Agreement, however arising, shall not operate to affect such of the provisions of this Agreement as are expressed to operate or have effect after that time and shall be without prejudice to any accrued rights or remedies of the parties.
25.4    The various provisions and sub-provisions of this Agreement are severable and if any provision or any identifiable part of any provision is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or identifiable parts of them.

Signed for and on behalf of	)
AVIS BUDGET SERVICES LIMITED	)	/s/ Cathleen DeGenova
	)	(Signature)
)
	)	Cathleen DeGenova
	)	(Name)

Signed by
JAGDEEP PAHWA (EXECUTIVE))
	)	/s/ Jagdeep Pahwa
	)	(Signature)
)
	)	Jagdeep Pahwa
	)	(Name)

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